[FIRST BUSINESS CAPITAL CORP. LETTERHEAD]

December 12, 2005

Mr. Charles H. Batson
13315 W. Eagle Trace
New Berlin, WI 53151

Dear Chuck:

We are pleased to confirm our offer of employment as President & CEO and Director of First Business Capital Corp. (FBCC). The terms noted in this letter supersede any we have discussed previously. If the conditions set out below are acceptable to you, please sign this letter and the REPAYMENT AGREEMENT and return it by December 19, 2005.

Starting Date:	On or about January 3, 2006

Starting Salary:	$15,834 per month

Title:	President & CEO and Director of FBCC

Officer Bonus Program:	You will be eligible for the board approved officer bonus program beginning in 2006. Your bonus will be calculated as a percentage of base compensation and ranges from 0% - 75%, with a targeted payout of 35%. Payment is based on company (holding company and FBCC) and individual performance.

Auto Allowance:	$325/month, plus .30/mile

Restricted Stock:	You will receive 6,000 restricted shares of First Business Financial Services, Inc. stock. The options will vest 25% per year for four years.

Signing Bonus:	You will receive a $150,000 signing bonus, subject to all applicable tax withholding, which will be payable in two installments. The first payment of $75,000 will be paid during the first pay period in 2006, no later than January 16, 2006. The second payment of $75,000 will be paid to you during the first pay period following your six month anniversary. The signing bonus shall be repaid to us in the event that you resign or are terminated for cause with First Business Capital Corp. on or before December 31, 2006, pursuant to the terms of the attached form of REPAYMENT AGREEMENT which shall be fully executed by you as a condition of employment.

Charles H. Batson
December 12, 2005

Change In Control Agreement:	A Change in Control Agreement will be provided to you; whereby if you are terminated, fired or given a position of lesser responsibility as a result of a Change in Control with either the holding company or FBCC, you will receive two times your annual salary. The Agreement will also include a two-year non-compete/non-solicitation provision.

Location:	You will have an office in both the Brookfield and Madison locations.

You will also be eligible to participate in the employee benefit programs available to employees as provided for in the employee handbook.

As you know, employment is at will and subject to the terms and conditions outlined in our employee handbook and employment policies as amended from time to time. This letter is not an employment contract. This offer is subject to satisfactory results of a controlled substance test.

We look forward to working with you and know you will be a valuable asset to our team. Please indicate your acceptance of the terms of this offer by signing below and returning an original copy to me, and also by signing an original copy of the REPAYMENT AGREEMENT and returning it to me.

Sincerely,

/s/ Corey Chambas

Corey Chambas
Chairman of the Board

Acknowledged and agreed to by:	/s/ Charles H. Batson
Charles H. Batson
12/14/05
Date